Exhibit 5.1

February 6, 2025

Broadridge Corporate Issuer Solutions
51 Mercedes Way
Edgewood, NY 11717
Attention: Autumn Tallaksen

Re:	Firefly Neuroscience, Inc.

Ladies and Gentlemen:

We are counsel to Firefly Neuroscience, Inc., a Delaware corporation (the “Company”). On September 27, 2024, the Company filed a Registration Statement on Form S-1 (File No. 333-282357) (as amended from time to time, the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register the resale of aggregate of 2,559,645 shares of common stock, par value $0.0001 per share (“Common Stock”) of the Company to be sold by certain selling shareholders named in the Registration Statement, comprised of:

(A)

670,985 shares of Common Stock, which include: (i) 209,613 shares of Common Stock issued upon the conversion of certain shares of Series C Preferred Stock, par value $0.0001 per share, issued to the investors in a series of private placement transactions as part of the Series C units (the “Series C Financing”), which such units consist of shares of Series C Preferred Stock and warrants (the “Series C Warrants”) to purchase shares of Common Stock (the “Series C Units”) and (ii) 461,372 shares of Common Stock previously issued by the Company after February 6, 2024;

(B)

(i) 319,207 shares of Common Stock (the “PIPE Shares”) issued to the investors in a private placement transaction (the “Private Placement” and such investors, the “PIPE Investors”) pursuant to that certain Securities Purchase Agreement, dated as of July 26, 2024, by and among us and the PIPE Investors, (ii) up to 504,323 shares of Common Stock issuable upon the exercise of the pre-funded warrants (the “Pre-Funded Warrants”) issued to the PIPE Investors, and (iii) up to 823,530 shares of Common Stock issuable upon the exercise of the private placement warrants (the “Warrants”) issued to the PIPE Investors;

(C)	up to 168,071 shares of Common Stock issuable upon the exercise of the Series C Warrants issued to the investors in the Series C Financing;

(D)

up to 61,866 shares of Common Stock issuable upon the exercise of certain Series D Warrants issued to certain consultants of the Company for prior consulting services rendered (the “Series D Warrants”); and

1050 Connecticut Ave., NW, Suite 500

Washington, DC 20036

PG. 2 February 6, 2025

(E)

up to 11,663 shares of Common Stock issuable upon the exercise of warrants issued to certain brokers as compensation in connection with certain transactions consummated prior to a reverse merger transaction (the “Broker Warrants,” together with other shares, the “Registered Securities”).

In connection with the foregoing, we advise you that the SEC has entered an order declaring the Registration Statement effective at 5:00 p.m. on February 5, 2025, and we have no knowledge that any stop order suspending its effectiveness has been issued or that any proceedings for that purpose are pending before, or threatened by, the SEC. The (A) the shares underlying the Series C Units, if and when issued upon the conversion of the Series C Preferred Stock and the exercise of the Series C Warrants in accordance with their terms; (B) 461,372 shares of Common Stock previously issued by the Company after February 6, 2024 ; (C) the PIPE Shares; (D) the shares underlying the Pre-Funded Warrants, if and when issued upon exercise of the Pre-Funded Warrants in accordance with their terms, (E) the shares underlying the Warrants, if and when issued upon exercise of the Warrants in accordance with their terms, (F) the shares underlying the Series C Warrants, if and when issued upon exercise of the Series C Warrants in accordance with their terms, (G) the shares underlying the Series D Warrants, if and when issued upon exercise of the Series D Warrants in accordance with their terms, and (H) the shares underlying the Broker Warrants, if and when issued upon exercise of the Broker Warrants in accordance with their terms, are therefore available for resale under the Securities Act of 1933, as amended, and are freely tradeable, pursuant to the Registration Statement.

Very truly yours,

BEVILACQUA PLLC

Name: Louis A. Bevilacqua
Title: Managing Member